SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8 (a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such Notification of Registration submits the following information:

Name: YieldQuest Funds Trust

Address of Principal Business Office (No. & Street, City, State, Zip Code):

3575 Piedmont Road, Suite 1550

Atlanta, Georgia 30309

Telephone Number (including area code):  (866) 978-3781

Name and Address of Agent for Service of Process:

Jay Chitnis

3575 Piedmont Road, Suite 1550

Atlanta, Georgia 30309

(866) 978-3781

Registrant is filing a Registration Statement pursuant to Section 8 (b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Check Appropriate Box:

Yes [X]         No [   ]

Pursuant to the requirement of the Investment Company Act of 1940, the Registrant has caused this notification of Registration to be duly signed on its behalf in the state of Georgia, on the 19th day of  May, 2005.

YieldQuest Funds Trust

_/s/ Jay Chitnis_______________________

By:  Jay Chitnis, Sole Trustee

ATTEST:  _/s/ David Summers_______________

     By:  Treasurer